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                                                                      Exhibit 23


                        Consent of Independent Auditors



The Board of Directors
Arch Chemicals, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-71719 and 333-71721) on Form S-8 of Arch Chemicals, Inc. of our report dated January 26, 1999, relating to the combined balance sheets of Arch Chemicals, Inc. as of December 31, 1998 and 1997 and the related combined statements of income, equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Arch Chemicals, Inc.


                                                KPMG LLP

Stamford, Connecticut
March 15, 1999